Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, CEO Sam Sarpong, CFO (323) 634-1700
www.broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION ANNOUNCES

2010 ANNUAL STOCKHOLDERS’ MEETING

LOS ANGELES, CA – (BUSINESS WIRE) – July 29, 2010– Broadway Financial Corporation (the “Company”) (Nasdaq Small-Cap: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), announced today that the Annual Meeting of Stockholders of Broadway Financial Corporation will be held on Wednesday, September 22, 2010 at 2:00 pm at the Corporate Headquarters located at 4800 Wilshire Boulevard, Los Angeles, California 90010 to vote on the election of three directors, to ratify the appointment of the Company’s independent registered public accounting firm for 2010, to amend the Company’s Certificate of Incorporation to increase the number of shares of common stock the Company is authorized to issue, to cast an advisory (non-binding) vote on executive compensation and to transact such other business as may properly come before the stockholders at the Annual Meeting or any postponement or adjournment thereof. Stockholders of record at the close of business on August 4, 2010 shall be entitled to notice of and to vote at the Annual Meeting of Stockholders.

About Broadway Federal Bank

Broadway Federal Bank, f.s.b. is a community-oriented savings bank, which primarily originates residential and commercial mortgage loans and conducts funds acquisition in the geographic areas known as Mid-City and South Los Angeles. The Bank operates five full service branches, four in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.